UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 1)*


                            ONHEALTH NETWORK COMPANY
                                (Name of Issuer)


                                  COMMON STOCK
                         (Title of Class of Securities)


                                  68272W-10-7
                                 (CUSIP Number)

                                December 31, 1999
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
 Schedule is filed:

[ ]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                             PAGE 1 OF 7 PAGES
SCHEDULE 13G
CUSIP NO. 68272W-10-7                                   PAGE 2 OF 7 PAGES
- ------------------------------------------------------------------------- -
    1   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Advantage Fund II Ltd.
- ------------------------------------------------------------------------- -
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A)[ ]
                                                                  (B)[ ]

- ------------------------------------------------------------------------- -
    3   SEC USE ONLY

- ------------------------------------------------------------------------- -
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 British Virgin Islands
- ------------------------------------------------------------------------- -
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     -0-
      OWNED BY         ---------------------------------------------------- -
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON                        -0-
        WITH:          ---------------------------------------------------- -
                         7  SOLE DISPOSITIVE POWER

                                     -0-
                       ---------------------------------------------------- -
                         8  SHARED DISPOSITIVE POWER

                                     -0-
- ------------------------------------------------------------------------- -
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 -0-
- ------------------------------------------------------------------------- -
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]

- ------------------------------------------------------------------------- -
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 Not applicable
- ------------------------------------------------------------------------- -
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 CO
- ------------------------------------------------------------------------- -
SCHEDULE 13G
CUSIP NO. 68272W-10-7                                   PAGE 3 OF 7 PAGES
- ------------------------------------------------------------------------- -
    1   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Genesee International, Inc.
- ------------------------------------------------------------------------- -
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A)[ ]
                                                                  (B)[ ]

- ------------------------------------------------------------------------- -
    3   SEC USE ONLY

- ------------------------------------------------------------------------- -
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware
- ------------------------------------------------------------------------- -
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     -0-
      OWNED BY         ---------------------------------------------------- -
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON                        -0-
        WITH:          ---------------------------------------------------- -
                         7  SOLE DISPOSITIVE POWER

                                     -0-
                       ---------------------------------------------------- -
                         8  SHARED DISPOSITIVE POWER

                                     -0-
- ------------------------------------------------------------------------- -
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 -0-
- ------------------------------------------------------------------------- -
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]

- ------------------------------------------------------------------------- -
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 Not applicable
- ------------------------------------------------------------------------- -
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 CO
- ------------------------------------------------------------------------- -
SCHEDULE 13G
CUSIP NO. 68272W-10-7                                   PAGE 4 OF 7 PAGES
- ------------------------------------------------------------------------- -
    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Donald R. Morken
- ------------------------------------------------------------------------- -
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A)[ ]
                                                                  (B)[ ]

- ------------------------------------------------------------------------- -
    3   SEC USE ONLY

- ------------------------------------------------------------------------- -
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States
- ------------------------------------------------------------------------- -
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     -0-
      OWNED BY         ---------------------------------------------------- -
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON                        -0-
        WITH:          ---------------------------------------------------- -
                         7  SOLE DISPOSITIVE POWER

                                     -0-
                       ---------------------------------------------------- -
                         8  SHARED DISPOSITIVE POWER

                                     -0-
- ------------------------------------------------------------------------- -
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 -0-
- ------------------------------------------------------------------------- -
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]

- ------------------------------------------------------------------------- -
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 Not applicable
- ------------------------------------------------------------------------- -
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 IN
- ------------------------------------------------------------------------- -
SCHEDULE 13G
CUSIP NO. 68272W-10-7                                   PAGE 5 OF 7 PAGES

AMENDMENT NO. 1 TO SCHEDULE 13G

          This Amendment No. 1 to the initial statement on Schedule 13G filed November 5, 1998 (the "Initial Statement") by Advantage Fund II Ltd., a British Virgin Islands corporation ("Advantage"), Genesee International, Inc., a Delaware corporation ("Genesee International"), and Donald R. Morken ("Mr. Morken", and collectively with Advantage and Genesee International, the "Reporting Persons") relates to the Common Stock, $.01 par value (the "Common Stock"), of OnHealth Network Company, a Washington corporation (the "Issuer"). Capitalized terms used herein without definition shall have the meanings given them in the Initial Statement. This Amendment No. 1 is being filed by the Reporting Persons to report that each of the Reporting Persons has ceased to be the beneficial owner of more than five percent of the Common Stock. This Amendment No. 1 amends the Initial Statement as follows:

Item 4.           Ownership:

                  (a) Amount Beneficially Owned by Advantage, Genesee and Mr. Morken:

                         Advantage      0
                         Genesee        0
                         Mr. Morken     0

                  (b)    Percent of Class:

                         Advantage      0
                         Genesee        0
                         Mr. Morken     0

                  (c)    Number of Shares as to which the Person has:

                         (i)     sole power to vote or to direct the
                                 vote

                                 Advantage       0
                                 Genesee         0
                                 Mr. Morken      0

                         (ii)    shared power to vote or to
                                 direct the vote

                                 Advantage       0
                                 Genesee         0
                                 Mr. Morken      0

                         (iii)   sole power to dispose or to
                                 direct the disposition of

                                 Advantage       0
                                 Genesee         0
                                 Mr. Morken      0

SCHEDULE 13G
CUSIP NO. 68272W-10-7                                   PAGE 6 OF 7 PAGES

                         (iv)    shared power to dispose or to
                                 direct the disposition of

                                 Advantage       0
                                 Genesee         0
                                 Mr. Morken      0

Item 5.           Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as
of the date hereof each of the Reporting Persons ceased to
be the beneficial owner of more than five percent of the
class of securities, check the following   [X].

SCHEDULE 13G
CUSIP NO. 68272W-10-7                                   PAGE 7 OF 7 PAGES

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                ADVANTAGE FUND II LTD.

                                By:  Genesee International, Inc.,
                                       as General Manager



                                     By:  /s/ Donald R. Morken
                                          ---------------------------
                                     Name:  Donald R. Morken
                                     Title:  President
Dated:  January 27, 2000

                                GENESEE INTERNATIONAL, INC.



                                By:  /s/ Donald R. Morken
                                     ---------------------------------
                                Name: Donald R. Morken
                                Title:  President
Dated:  January 27, 2000



                                    /s/ Donald R. Morken
                                --------------------------------------
                                           Donald R. Morken
Dated:  January 27, 2000

42.41.04.77